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                                                                    EXHIBIT 99.1

                              SkillSoft Corporation

                            20 Industrial Park Drive

                           Nashua, New Hampshire 03062

                                 April 24, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, SkillSoft Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated financial statements of SkillSoft Corporation and subsidiaries as of January 31, 2002 and 2001 and for each of the three years in the period ended January 31, 2002 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,


/s/ Charles E. Moran

SkillSoft Corporation
Charles E. Moran
President and Chief Executive Officer